Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:   Donald A. Wright, President/CEO
           Nick A. Gerde, Vice President/CFO
           Phone: (509) 664-8000        Fax: (509) 664-6868

           Richmont Consulting International: Edda Brown, President
           Phone: (213) 658-8088        Fax: (213) 658-9075

                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                           WILL FOCUS ON CORE BUSINESS

November 25, 1997 -- Wenatchee, Wash. -- Pacific Aerospace & Electronics, Inc. (NASDAQ: "PCTH" and "PCTHW") announced today that it will continue to build its Aerospace and Electronics Groups rather than adding an information technology group to its current business structure. Over the past few months, the Company has been investigating the potential costs and benefits of forming a group that would concentrate on providing Internet access, highly specialized content, proprietary software, and related services. Upon conclusion of its investigations, the Company has determined that it will, instead, focus on its strengths and capabilities in highly engineered manufacturing for the aerospace and electronics markets. The Company intends to accomplish this both by internal growth and through future acquisitions of companies whose businesses are related or similar to the Company's core strengths.

As a result of this decision, Pacific Aerospace & Electronics, Inc. and four companies have terminated non-binding letters of intent regarding acquisitions for the proposed information technology group. The companies include Jungle Street, Inc. (and its subsidiary Televar, Inc.), MONITRx, Inc., Digital Network Associates, Inc., and Quantum Internet Interlink, Inc. These companies have informed the Company that they intend to merge their businesses in a manner similar to that previously proposed for the information technology group, and the company is working cooperatively with them to facilitate an orderly transition and to arrange repayment of funds that they had borrowed from the Company. The refinancing of the Company's loans will include issuance to Pacific Aerospace & Electronics, Inc. of warrants to purchase stock in the new company.

Don Wright, President and CEO of Pacific Aerospace & Electronics, Inc., said:
"We are pleased to see that the companies we were considering for the information technology group recognize the vision of synergy that we had for the group. We continue to believe that this group of companies can make a mark together. However, as we evaluated our goals for our existing businesses and the needs of companies in a completely different industry, we concluded that our shareholders would be better served by focusing our resources and energy on the strengthening markets served by the Aerospace and Electronics Groups."

Pacific Aerospace & Electronics, Inc. earlier terminated non-binding letters of intent with Brigadoon.com, Inc., and Market Visibility, Inc., which it was also considering for the proposed information technology group.

Pacific Aerospace & Electronics is a consolidator of companies with compatible products and services, and an integrator of technologies that provide significant opportunities in related growth markets. The Company is organized into two operational and marketing units. The electronics group develops, manufactures and sell a broad range of precision components, filtering devices, electronic assemblies and explosively bonded materials designed to operate with a high degree of reliability in harsh environments such as the ocean, space and the human body. The aerospace group provides machined, cast aluminum and metal parts and component assemblies for commercial and military aircraft, heavy trucking and automotive uses. Markets served by Pacific Aerospace & Electronics include the aerospace, space, defense, medical, energy, transportation, telecommunications and general electronics industries.

The Company's common stock trades on the NASDAQ National Market System under the symbol "PCTH", and its warrants trade under the symbol "PCTHW".

Forward-looking statements in this release concerning trends or anticipated operating results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); and the Company's dependence on key personnel and significant customers.